As filed with the Securities and Exchange Commission on May 30, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NATIONAL HOLDINGS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-412138
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 Vesey Street, 25th Floor, New York, NY	10281
(Address of Principal Executive Offices)	(Zip Code)

National Holdings Corporation 2013 Omnibus Incentive Plan

Nonqualified Inducement Stock Option Grant

(Full Title of the Plan)

Michael A. Mullen
Chief Executive Officer

National Holdings Corporation
200 Vesey Street, 25th Floor

New York, NY 10281
(Name and Address of Agent For Service)

(212) 407-8000

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.02 par value per share	180,000 shares(2)	$5.33(4)	$959,400(4)	$116.28
Common Stock, $0.02 par value per share	1,499,867 shares(3)	$2.77(5)	$4,154,631.59(5)	$503.54

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents shares of common stock of National Holdings Corporation (the “Registrant”) available for issuance upon exercise of stock options granted to the Registrant’s president and chief financial officer, Glenn C. Worman, as inducement grants for initial employment issued in accordance with NASDAQ Listing Rule 5635(c)(4).

(3)

Represents 599,867 additional shares issuable under the National Holdings Corporation 2013 Omnibus Incentive Plan, as amended (the "2013 Plan"), as a result of an amendment to the 2013 Plan in 2018, and 900,000 additional shares issuable under the 2013 Plan as a result of an amendment to the 2013 Plan in 2019.

(4)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $5.33, the weighted average exercise price of the 180,000 shares subject to outstanding stock option grants under the Stock Option Agreement, at prices ranging from $4.50 to $6.00.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on May 24, 2019.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relating to the 2013 Plan is being filed for the purpose of registering additional securities of the same class as other securities for which a Registration Statement on Form S-8 has previously been filed and is effective.  Accordingly, this Registration Statement hereby incorporates by reference the contents of the Registration Statement on Form S-8, File No. 333-191253, filed with the Securities and Exchange Commission on September 19, 2013 by the Registrant, relating to the Registrant’s 2013 Plan, except for Item 6, Indemnification of Directors and Officers, and Item 8, Exhibits.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.     Indemnification of Directors and Officers.

Under the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director’s duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation, as amended, eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in the DGCL.

Section 145 of the DGCL grants to corporations the power to indemnify each officer and director against liabilities and expenses incurred by reason of the fact that he or she is or was an officer or director of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s Certificate of Incorporation, as amended, and Amended and Restated By-Laws provide for indemnification of each officer and director of the Registrant to the fullest extent permitted by the DGCL. Section 145 of the DGCL also empowers corporations to purchase and maintain insurance on behalf of any person who is or was an officer or director of the corporation against liability asserted against or incurred by him in any such capacity, whether or not the corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145 of the DGCL.

The Registrant has entered into employment agreements with certain of its executive officers that provide that the Registrant will defend and indemnify the executive officer to the fullest extent permitted by the DGCL. The employment agreements also provide that the executive officer will have the right to choose his or her own counsel and that the Registrant will not object to the executive officer’s choice, provided that there is no actual conflict regarding the representation.

Item 8.     Exhibits.

Number	Description

4.1

The Registrant’s Amended and Restated Certificate of Incorporation, dated as of February 1, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 1, 2017; File No. 001-12629)

4.2	The Registrant’s Amended and Restated By-Laws (incorporated by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q filed on February 13, 2002; File No. 001-12629)

4.3	Amendment to Amended and Restated By-Laws (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 23, 2014, File No. 001-12629)

4.4	Amendment to Amended and Restated By-Laws (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 27, 2016; file No. 001-12629).

5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5)

23.2	Consent of EisnerAmper LLP

23.3	Consent of BDO USA LLP

24	Power of attorney (included on the signature pages of this registration statement)

99.1	National Holdings Corporation 2013 Omnibus Incentive Plan, as amended and restated

99.2

Stock Option Agreement, dated as of May 7, 2015, between the Registrant and Glenn C. Worman (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on May 13, 2015; File No. 001-12629)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 30th day of May, 2019.

NATIONAL HOLDINGS CORPORATION

By:	/s/ Michael A. Mullen
Michael A. Mullen
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of National Holdings Corporation, hereby severally constitute and appoint Michael A. Mullen our true and lawful attorneys with full power to him to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable National Holdings Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael A. Mullen	Chairman of the Board and	May 30, 2019
Michael A. Mullen	Chief Executive Officer (Principal executive officer)

/s/ Glenn C. Worman	Chief Financial Officer	May 30, 2019
Glenn C. Worman	(Principal financial and accounting officer)

/s/ Michael E. Singer	Executive Vice Chairman of	May 30, 2019
Michael E. Singer	the Board and Chief Strategy Officer

/s/ Robert B. Fagenson	Vice Chairman of the Board	May 30, 2019
Robert B. Fagenson

/s/ Barbara Creagh	Director	May 30, 2019
Barbara Creagh

/s/ Jeff Gary	Director	May 30, 2019
Jeff Gary

/s/ Daniel Hume	Director	May 30, 2019
Daniel Hume

/s/ Nassos Michas	Director	May 30, 2019
Nassos Michas